Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jennifer Sniderman
717-534-7556	717-534-6275

HERSHEY ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2015 RESULTS; PROVIDES LONG-TERM TARGETS AND 2016 OUTLOOK

•	Fourth-quarter and full-year net sales declined 5.0% and 0.5%, respectively, including the impact of acquisitions and foreign currency exchange rates

•	Unfavorable foreign currency exchange rates a 1.9 point and 1.6 point headwind in the fourth quarter and full year, respectively

•	Net acquisitions and divestitures a 0.4 point and 1.0 point benefit in the fourth quarter and full year, respectively

•	Fourth-quarter earnings per share-diluted of $0.98 as reported and $1.08 adjusted

•	Full-year 2015 earnings per share-diluted of $2.32 as reported and $4.12 adjusted

•	Long-term targets for net sales and adjusted earnings per share-diluted growth revised to +3-5% and +6-8%, respectively

•	Outlook for 2016 provided:

•	Constant currency net sales growth expected to be around 3%; unfavorable foreign currency exchange rates estimated to be a 1 point headwind

•	Adjusted earnings per share-diluted expected to increase about 6%
HERSHEY, Pa., January 28, 2016 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the fourth quarter ended December 31, 2015. Consolidated net sales were $1,909.2 million compared with $2,010.0 million for the fourth quarter of 2014. Reported net income for the fourth quarter of 2015 was $213.4 million or $0.98 per share-diluted, compared with $202.5 million or $0.91 per share-diluted for the comparable period of 2014.

"We made progress against our strategic initiatives in 2015, generated solid gross margin expansion in North America and largely maintained our overall U.S. candy, mint and gum (CMG) market share as retail takeaway on our U.S. core brands increased,” said John P. Bilbrey, Chairman, President and Chief Executive Officer, The Hershey Company. “The Krave meat snacks business and integration is on plan and the Reese’s Snack Mix, Hershey’s Snack Bites and Brookside dark chocolate fruit and nut bar launches are in line with expectations. We are listening to consumers and their changing preferences with respect to simple ingredients and transparency. During the fourth-quarter holiday season we nationally debuted Holiday Hershey’s Kisses Milk Chocolates and Hershey’s Milk Chocolate Bars, made with simple ingredients and no artificial flavors. These are some of the first products from Hershey to transition to simpler ingredients, a commitment announced last year. Holiday Hershey’s Kisses Milk Chocolates packages were also the first to pilot the SmartLabel, which allows consumers to scan a QR code and instantly access detailed product information, from ingredient and nutrition facts to allergens. Our solid balance sheet and continued strong cash flow generation enabled us to return nearly $900 million to shareholders through a 9% dividend increase and meaningful share repurchase activity. Additionally, earlier today we announced that the Board of Directors has approved a new $500 million stock repurchase authorization.”

As described in the Note below, for the fourth quarter of 2015, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $38.9 million, or $0.10 per share-diluted. Reported gross margin of 44.7% represented an increase of 60 basis points versus the fourth quarter of 2014, while reported operating profit declined 0.1% to $343.1 million. For the fourth quarter of 2014, reported results included net pre-tax charges of $32.5 million, or $0.13 per share-diluted. The following table presents a summary of the charges in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
2015 Productivity Initiative	$15.4	$—	$0.05	$—
Other Business Realignment Charges	4.1	4.7	0.01	0.02
Acquisition & Integration Costs	8.3	3.4	0.01	0.01
Non-Service Related Pension Expense (Income)	11.1	(0.4)	0.03	—
Goodwill / Intangible Asset Impairment	—	15.9	—	0.06
Loss on Mauna Loa Divestiture	—	8.9	—	0.04
	$38.9	$32.5	$0.10	$0.13

For the full year ended December 31, 2015, consolidated net sales were $7,386.6 million compared with $7,421.8 million in 2014. Reported net income for 2015 was $513.0 million or $2.32 per share-diluted, compared with $846.9 million or $3.77 per share-diluted in 2014. As described in the Note, for 2015 and 2014, these results, prepared in accordance with GAAP, included net pre-tax charges of $460.7 million and $61.6 million, or $1.80 and $0.21 per share-diluted, respectively. The following table presents a summary of the charges in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Twelve Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
2015 Productivity Initiative	$105.8	$—	$0.32	$—
Other Business Realignment Charges	12.6	12.0	0.04	0.03
Acquisition & Integration Costs	22.4	13.3	0.05	0.05
Non-Service Related Pension Expense (Income)	18.1	(1.8)	0.05	(0.01)
Goodwill / Intangible Asset Impairment	280.8	15.9	1.28	0.06
Loss on Early Extinguishment of Debt	28.3	—	0.09	—
Loss on Mauna Loa Divestiture	2.7	22.2	—	0.08
Gain on Sale of Trademark	(10.0)	—	(0.03)	—
	$460.7	$61.6	$1.80	$0.21

As described in the Note, adjusted net income, which excludes these net charges, was $909.7 million, or $4.12 per share-diluted, for the full year ended December 31, 2015, compared with $895.9 million, or $3.98 per share-diluted, for the same period of 2014, an increase of 3.5% in adjusted earnings per share-diluted.

In 2016, the company expects reported earnings per share-diluted of $4.18 to $4.23, including net pre-tax GAAP charges of approximately $0.15 to $0.18 per share-diluted. This projection, prepared in accordance with GAAP, assumes business productivity initiatives of $0.07 to $0.08 per share-diluted, non-service related pension expense (NSRPE) of $0.06 to $0.07 per share-diluted and net acquisition and integration costs of $0.02 to $0.03 per share-diluted.

Effective January 1, 2016, we are no longer electing to qualify commodity derivatives for hedge accounting treatment. Additionally, we have revised our definition of segment income and redefined non-GAAP income and earnings per share measures to exclude gains and losses on commodity derivatives until the related inventory is sold. We believe this change to our definition of segment income and non-GAAP income and non-GAAP earnings per share will continue to reflect the derivative gains and losses with the underlying exposure being hedged and thereby eliminate the mark-to-market volatility within our reported segment income as well as non-GAAP income and non-GAAP earnings per share.

Fourth-Quarter Performance
Consolidated net sales were $1,909.2 million in the fourth quarter, a decline of 5.0% versus the fourth quarter of 2014. Excluding the effect of foreign currency translation, which was slightly greater than estimates and a 1.9 point headwind, net sales declined 3.1% versus the same period last year. Price realization, primarily in the U.S., was a 1.0 point benefit. Volume was off 4.5 points due to sales declines in China and slightly lower sales in North America versus estimates. Net acquisitions and divestitures were a 0.4 point benefit.
Adjusted gross margin was 45.0% in the fourth quarter of 2015, compared to 44.2% in the fourth quarter of 2014. The 80 basis point increase was driven by net price realization, supply chain productivity and costs savings initiatives, partially offset by obsolescence, other supply chain costs and slightly higher commodity costs.
Total advertising and related consumer marketing expense declined about 7% versus the fourth quarter of 2014 driven by planned reductions in international spending. North America on-air and digital media was higher in the fourth quarter, although advertising and related consumer marketing expense was in line with the year ago period as production costs were less than anticipated. For the full year North America advertising and related consumer marketing expense increased 3.1%. Selling, marketing and administrative (SM&A) expenses, excluding advertising and related consumer marketing, declined about 5.9% in the quarter, driven by implementation of the business productivity initiative announced in June and the company’s continued focus on non-essential SM&A spending. In the fourth quarter, savings from these initiatives were greater than expectations. As a result, consolidated adjusted operating profit increased 1.3% to $380.4 million in the fourth quarter of 2015, compared to $375.3 million in the fourth quarter of 2014.

Outlook
“Over the long term we expect constant currency net sales growth of 3% to 5%,” Bilbrey continued. “This reflects challenges related to changing U.S. shopping habits and volatile international markets. We remain focused on growth and will continue to invest in our core brands in the U.S. and key international markets and build on the strategies we have established as we believe they will benefit the company over the long term. We will also make incremental investments in our existing snacks platform as it will provide us with another lever of growth. Over time, these initiatives should enable us to achieve consistent sales and earnings growth. Given the scale advantages of our North America business and a balanced approach to international investments, the company expects to generate long-term adjusted earnings per share-diluted growth of 6% to 8%."

In 2016, the company estimates full-year reported net sales will increase around 2.0%, including unfavorable foreign currency exchange of about 1 percentage point. Excluding unfavorable foreign currency exchange rates, full-year constant currency net sales growth is expected to be around 3.0%. North America net sales are expected to be driven by confectionery and snacks growth, including Krave meat snacks distribution gains. The company has many exciting new products that will bring variety, news and excitement to our core brands as well as the confectionery and snack categories, including Reese’s Snack Mix and Hershey’s Snack Bites canisters, Cadbury Chocolates in a stand-up pouch targeting the mass premium market, the introduction of Allan Candy sugar confectionery peg bag items and some other yet to be announced new candy and snacking products. The company expects gross margin to be about the same as last year. The business productivity initiative announced in June is on track and the company is also focused on non-essential SM&A spending as it continues to leverage existing resources. Additionally, the company will continue to invest in advertising and related consumer marketing, including a greater shift to digital and mobile communication. As a result, the company expects adjusted earnings per share-diluted for 2016 to increase about 6.0%.

Business Segment Results
The following are comments about segment performance for the fourth quarter of 2015 versus the same period last year. See the attached schedule of supplementary information for additional information on segment net sales and profit.
North America (U.S. & Canada)
Hershey’s North America net sales were $1,627.7 million in the fourth quarter of 2015, an increase of 0.2% versus the same period last year. Excluding the 1.0 point impact of unfavorable foreign exchange rates in Canada, North America net sales increased 1.2%. Net price realization was a 2.3 point benefit and volume was off 1.4 points. On a net basis, the Allan Candy and Krave acquisitions, as well as the Mauna Loa divestiture, were a 0.3 point benefit. Fourth quarter spreads and baking chips sales declined versus the fourth quarter of 2014 due to increased competitive activity. U.S. CMG net sales were impacted by some retailers’ focus on managing inventory levels and slightly lower seasonal sales than anticipated.

Hershey’s U.S. CMG retail takeaway for the 12 weeks ended December 26, 2015, in the expanded all outlet combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90% of the company’s U.S. retail business, was up 2.5%, with market share slightly off. For the 52 weeks ended December 26, 2015, Hershey’s U.S. market share was an industry leading 31.3%.

North America segment income increased 6.2% to $512.9 million in the fourth quarter of 2015, compared to $482.9 million in the fourth quarter of 2014. Segment income growth was driven by 200 basis points of gross margin expansion, primarily due to pricing and supply chain productivity and costs savings initiatives, as well as the productivity program announced in June.

International and Other
Fourth-quarter net sales for Hershey’s International and Other segment declined 26.8% to $281.5 million, due primarily to lower net sales in China. Unfavorable foreign currency exchange rates were a 5.7 point headwind. Combined fourth-quarter constant currency net sales in Mexico and Brazil declined slightly versus the same period last year due to the challenging macroeconomic environment and competitive activity. Constant currency net sales in India declined, in line with estimates, due to the planned discontinuance of edible oil products. In the fourth quarter of 2015, China chocolate category retail sales declined about 13%. This was greater than our expectation and impacted sell-in related to product for the Chinese New Year season. As a result, China chocolate constant currency net sales declined about 34% in the fourth quarter.
International and Other segment loss of $18.3 million compares to segment income of $18.8 million in the fourth quarter of 2014. Performance in China, due to lower sales, more than offset combined income in other geographies and export markets.
Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the fourth quarter of 2015 was $114.2 million, a decline of $12.1 million versus the same period last year primarily due to the implementation of the productivity initiative announced in June and a focus on non-essential SM&A spending.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on fourth-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.
Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment charges, goodwill and intangible asset impairment charges, acquisition and integration costs, charges related to the 2015 productivity initiative, losses incurred upon dispositions, the gain realized on the sale of a trademark, costs associated with the early extinguishment of debt, and non-service related pension expense (NSRPE) or income (NSRPI). These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measure as presented in the Consolidated Statement of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Reported gross profit	$854,360	$887,065	$3,382,675	$3,336,166
Other business realignment charges	3,596	1,529	8,801	1,622
Acquisition and integration costs	965	—	7,308	—
NSRPE(I)	629	(672)	2,516	(2,685)
Non-GAAP gross profit	$859,550	$887,922	$3,401,300	$3,335,103
Reported operating profit	$343,078	$343,547	$1,037,759	$1,392,261
2015 productivity initiative	15,432	—	105,753	—
Other business realignment charges	4,116	4,737	12,555	12,034
Acquisition and integration costs	6,646	2,696	20,899	12,360
NSRPE(I)	11,103	(451)	18,079	(1,834)
Goodwill / intangible asset impairment	—	15,900	280,802	15,900
Loss on Mauna Loa divestiture	—	8,916	2,667	22,256
Non-GAAP operating profit	$380,375	$375,345	$1,478,514	$1,452,977
Reported interest expense, net	$20,726	$20,740	$105,773	$83,532
Acquisition and integration costs (benefits)	1,561	(494)	1,562	(1,603)
Loss on early extinguishment of debt	—	—	28,326	—
Non-GAAP interest expense, net	$19,165	$21,234	$75,885	$85,135
Reported other expense, net	$25,811	$1,238	$30,139	$2,686
Acquisition and integration costs	—	1,178	—	2,513
Gain on sale of trademark	—	—	(9,950)	—
Non-GAAP other expense, net	$25,811	$60	$40,089	$173
Reported provision for income taxes	$83,157	$119,061	$388,896	$459,131
2015 productivity initiative	3,617	—	35,423	—
Other business realignment charges	2,028	1,096	3,605	3,697
Acquisition and integration costs	5,313	719	8,264	3,021
NSRPE(I)	4,240	(141)	6,955	(544)
Goodwill / intangible asset impairment	—	1,565	—	1,565
Loss on early extinguishment of debt	—	—	10,736	—
Loss on Mauna Loa divestiture	—	—	2,620	4,896
Gain on sale of trademark	—	—	(3,652)	—
Non-GAAP provision for income taxes	$98,355	$122,300	$452,847	$471,766
Reported net income	$213,384	$202,508	$512,951	$846,912
2015 productivity initiative	11,815	—	70,330	—
Other business realignment charges	2,088	3,641	8,950	8,337
Acquisition and integration costs	2,894	2,661	14,196	10,249
NSRPE(I)	6,863	(310)	11,124	(1,290)
Goodwill / intangible asset impairment	—	14,335	280,802	14,335
Loss on early extinguishment of debt	—	—	17,591	—
Loss on Mauna Loa divestiture	—	8,916	47	17,360
Gain on sale of trademark	—	—	(6,298)	—
Non-GAAP net income	$237,044	$231,751	$909,693	$895,903
Reported EPS - Diluted	$0.98	$0.91	$2.32	$3.77
2015 productivity initiative	0.05	—	0.32	—
Other business realignment charges	0.01	0.02	0.04	0.03
Acquisition and integration costs	0.01	0.01	0.05	0.05
NSRPE(I)	0.03	—	0.05	(0.01)
Goodwill / intangible asset impairment	—	0.06	1.28	0.06
Loss on early extinguishment of debt	—	—	0.09	—
Loss on Mauna Loa divestiture	—	0.04	—	0.08
Gain on sale of trademark	—	—	(0.03)	—
Non-GAAP EPS - Diluted	$1.08	$1.04	$4.12	$3.98

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
As reported gross margin	44.7%	44.1%	45.8%	45.0%
Non-GAAP gross margin (1)	45.0%	44.2%	46.0%	44.9%

As reported operating profit margin	18.0%	17.1%	14.0%	18.8%
Non-GAAP operating profit margin (2)	19.9%	18.7%	20.0%	19.6%

As reported effective tax rate	28.0%	37.0%	43.1%	35.2%
Non-GAAP effective tax rate (3)	29.3%	34.5%	33.2%	34.5%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Below is a reconciliation of full-year 2015 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2014	2015	2016 (Projected)
Reported EPS - Diluted	$3.77	$2.32	$4.18 – $4.23
Business Realignment Charges:
2015 Productivity Initiative	– –	0.32	0.07 – 0.08
Other International Programs	0.03	0.04	– –
Acquisition and Integration Costs	0.05	0.05	0.02 – 0.03
NSRPE(I)	(0.01)	0.05	0.06 – 0.07
Goodwill / Intangible Asset Impairment	0.06	1.28	– –
Loss on Early Extinguishment of Debt	– –	0.09	– –
Loss on Mauna Loa Divestiture	0.08	– –	– –
Gain on Sale of Trademark	– –	(0.03)	– –
Adjusted EPS - Diluted	$3.98	$4.12	$4.36 – $4.38
Our 2016 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in our segment results until the related inventory is sold, under our revised accounting policy for commodity derivatives.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
2015 Productivity Initiative: In June 2015, we announced a new productivity initiative, which is intended to move decision making closer to the customer and the consumer, to enable a more enterprise-wide approach to innovation, to more swiftly advance our knowledge agenda, and to provide for a more efficient cost structure, while ensuring that we effectively allocate resources to future growth areas. The project is intended to simplify the organizational structure to enhance the company's ability to rapidly anticipate and respond to the changing demands of the global consumer.

Other Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. 2015 includes programs that commenced in 2014 to rationalize certain non-U.S. manufacturing and distribution activities. Also included in 2014 is the demolition of a former manufacturing facility, representing the final phase of the Project Next Century program.

Acquisition and Integration Costs: We have incurred costs to acquire as well as costs related to the integration of the 2014 acquisitions of Shanghai Golden Monkey (SGM) and Allan Candy and the 2015 acquisition of Krave as we incorporate these businesses into our operating practices and information systems.

Non-Service Related Pension Expense (Income): Non-service related pension expense (NSRPE) and income (NSRPI) includes interest costs, the expected return on pension plan assets, the amortization of actuarial gains and losses, and certain curtailment and settlement losses or credits. The NSRPE or NSRPI can fluctuate from year-to-year as a result of changes in market interest rates and market returns on pension plan assets. We believe that the service cost component of our total pension benefit costs closely reflects the operating costs of our business and provides for a better comparison of our operating results from year-to-year. Therefore, we exclude the NSRPE or NSRPI from our internal performance measures. Our most significant defined benefit pension plans were closed to most new participants in 2007, resulting in ongoing service costs that are stable and predictable.

Goodwill / Intangible Asset Impairment: As disclosed in the second quarter of 2015, we recorded a non-cash goodwill impairment charge representing a preliminary write-down of all of the goodwill relating to the SGM reporting unit at that time.  In the third quarter of 2015, we finalized the assessment of the goodwill generated by the SGM acquisition, resulting in additional goodwill impairment charges. In the fourth quarter of 2014, we incurred charges to write-down goodwill and a trademark associated with our India business.

Loss on Early Extinguishment of Debt: During the third quarter of 2015, we recorded within interest expense a pre-tax loss on early extinguishment of debt relating to a cash tender offer.

Loss on Mauna Loa Divestiture: In December 2014, we entered into an agreement to sell Mauna Loa, at which time the entity was recorded as held for sale requiring a write-down to its estimated sales value. The transaction closed in the first quarter of 2015, resulting in the recording of an additional loss based on updates to the selling expenses and tax benefits.

Gain on Sale of Trademark: During the first quarter of 2015, we recorded a gain related to the sale of a non-core trademark.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures, including SGM; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2014. All information in this press release is as of January 28, 2016. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended December 31, 2015 and December 31, 2014
(unaudited) (in thousands except per share amounts)

			Fourth Quarter		Twelve Months
			2015	2014	2015	2014

Net sales			$1,909,222	$2,010,027	$7,386,626	$7,421,768

Costs and expenses:
Cost of sales			1,054,862	1,122,962	4,003,951	4,085,602
Selling, marketing and administrative			499,448	518,441	1,969,308	1,898,284
Goodwill / intangible asset impairment			—	15,900	280,802	15,900
Business realignment charges			11,834	9,177	94,806	29,721

Total costs and expenses			1,566,144	1,666,480	6,348,867	6,029,507

Operating profit			343,078	343,547	1,037,759	1,392,261
Interest expense, net			20,726	20,740	105,773	83,532
Other expense, net			25,811	1,238	30,139	2,686

Income before income taxes			296,541	321,569	901,847	1,306,043
Provision for income taxes			83,157	119,061	388,896	459,131

Net income			$213,384	$202,508	$512,951	$846,912

Net income per share	- Basic	- Common	$1.01	$0.94	$2.40	$3.91
	- Diluted	- Common	$0.98	$0.91	$2.32	$3.77
	- Basic	- Class B	$0.92	$0.85	$2.19	$3.54

Shares outstanding	- Basic	- Common	156,617	160,825	158,471	161,935
	- Diluted	- Common	218,542	223,547	220,651	224,837
	- Basic	- Class B	60,620	60,620	60,620	60,620

Key margins:
Gross margin			44.7%	44.1%	45.8%	45.0%
Operating profit margin			18.0%	17.1%	14.0%	18.8%
Net margin			11.2%	10.1%	6.9%	11.4%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended December 31, 2015 and December 31, 2014
(unaudited) (in thousands of dollars)

	Fourth Quarter			Twelve Months
	2015	2014	% Change	2015	2014	% Change
Net sales:
North America	$1,627,720	$1,625,250	0.2%	$6,468,158	$6,352,729	1.8%
International and Other	281,502	384,776	(26.8)%	918,468	1,069,039	(14.1)%
Total	$1,909,222	$2,010,026	(5.0)%	$7,386,626	$7,421,768	(0.5)%

Segment income (loss):
North America	$512,914	$482,868	6.2%	$2,073,967	$1,916,207	8.2%
International and Other	(18,314)	18,817	(197.3)%	(98,067)	40,004	(345.1)%
Total segment income	494,600	501,685	(1.4)%	1,975,900	1,956,211	1.0%
Unallocated corporate expense (1)	114,226	126,340	(9.6)%	497,386	503,234	(1.2)%
Goodwill / intangible asset impairment	—	15,900	(100.0)%	280,802	15,900	NM
Charges associated with business realignment initiatives	19,547	13,653	43.2%	120,975	34,290	252.8%
Non-service related pension	11,103	(451)	NM	18,079	(1,834)	NM
Acquisition integration costs	6,646	2,696	146.5%	20,899	12,360	69.1%
Operating profit	343,078	343,547	(0.1)%	1,037,759	1,392,261	(25.5)%
Interest expense, net	20,726	20,740	(0.1)%	105,773	83,532	26.6%
Other expense, net	25,811	1,238	NM	30,139	2,686	NM
Income before income taxes	$296,541	$321,569	(7.8)%	$901,847	$1,306,043	(30.9)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
NM - not meaningful

	Fourth Quarter		Twelve Months
	2015	2014	2015	2014
Segment income as a percent of net sales:
North America	31.5%	29.7%	32.1%	30.2%
International and Other	(6.5)%	4.9%	(10.7)%	3.7%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2015 and December 31, 2014
(in thousands of dollars)

Assets	2015	2014
	(unaudited)
Cash and cash equivalents	$346,529	$374,854
Short-term investments	—	97,131
Accounts receivable - trade, net	599,073	596,940
Inventories	750,970	801,036
Deferred income taxes	—	100,515
Prepaid expenses and other	152,026	276,571

Total current assets	1,848,598	2,247,047

Property, plant and equipment, net	2,240,460	2,151,901
Goodwill	684,252	792,955
Other intangibles	379,305	294,841
Other assets	155,366	136,126
Deferred income taxes	36,390	—

Total assets	$5,344,371	$5,622,870

Liabilities and Stockholders' Equity

Accounts payable	$474,266	$482,017
Accrued liabilities	856,967	813,513
Accrued income taxes	23,243	4,616
Short-term debt	363,513	384,696
Current portion of long-term debt	499,923	250,805

Total current liabilities	2,217,912	1,935,647

Long-term debt	1,557,091	1,542,317
Other long-term liabilities	468,718	526,003
Deferred income taxes	53,188	99,373

Total liabilities	4,296,909	4,103,340

Total stockholders' equity	1,047,462	1,519,530

Total liabilities and stockholders' equity	$5,344,371	$5,622,870